Exhibit 23.2

Osler, Hoskin & Harcourt LLP Box 50, 1 First Canadian Place Toronto, Ontario, Canada M5X 1B8 416.362.2111 MAIN 416.862.6666 FACSIMILE

Toronto Montréal Ottawa Calgary New York	July 9, 2015	Amanda Heale Direct Dial: 416.862.6780 aheale@osler.com Our Matter No.: 1160734

The Bank of Nova Scotia

44 King St. West

Scotia Plaza, 8th Floor

Toronto, Ontario, Canada

M5H 1H1

Re: The Bank of Nova Scotia – Senior Notes, Series A

Ladies and Gentlemen:

The Bank of Nova Scotia, a bank organized under the laws of Canada (the “Bank”), has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form F-3, file number 333-200089, for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), among other securities, the Bank’s senior debt securities (the “Securities”), to be issued from time to time pursuant to the Indenture, dated January 22, 2010, by and among the Issuer, Computershare Trust Company, N.A., as U.S. trustee, and Computershare Trust Company of Canada, as Canadian trustee.

We hereby consent to any reference to us, in our capacity as special tax counsel to the Bank, or any opinion of ours delivered in that capacity in any prospectus supplement, product prospectus supplement, pricing supplement or free writing prospectus relating to the offer and sale of any particular Security or Securities prepared and filed by the Bank with the Commission on this date or a future date.

In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Osler, Hoskin & Harcourt LLP

Osler, Hoskin & Harcourt LLP